Exhibit 99.1

Assertio Reports Second Quarter 2024 Financial Results

Second Quarter Total Net Product Sales of $30.7 Million

Rolvedon Growth Continues, with $15.1 million in Net Product Sales

$7.4 Million in Cash Flow from Operations, Cash and Short-Term Investments Increases to $88.4 Million

LAKE FOREST, IL. – August 7, 2024 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients, today reported financial results for the second quarter ended June 30, 2024.

“In my first two months at Assertio, I have been excited to work closely with the team, meet our growing list of oncology clinic customers and focus on how best to maximize our results going forward. The second quarter’s performance illustrates how we continue to diligently execute the three pillars of Assertio’s business plan: driving the financial performance of Assertio’s key assets, including our lead asset Rolvedon, generating cash flow and identifying new assets to create further value for our stockholders,” said Brendan O’Grady, who was appointed Chief Executive Officer on May 29, 2024.

“Rolvedon has been well received by physicians and continues to increase its share of the oncology G-CSF market, generating its sixth consecutive quarter of demand growth since launch. As a potential opportunity for further differentiation, we have also completed enrollment of Rolvedon’s same-day dosing trial and expect to present the initial data at a medical conference later this year. Combined with the rest of our platform and pipeline of prospective business development opportunities, I am excited about the potential for Assertio.”

Financial Highlights (unaudited):

	Three Months Ended			Six Months Ended
(in millions, except per share amounts)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Product Sales (GAAP)	$30.7	$31.9	$40.1	$62.6	$81.9
Net (Loss) Income (GAAP)	$(3.7)	$(4.5)	$8.5	$(8.2)	$5.0
(Loss) Income Per Share (GAAP)	$(0.04)	$(0.05)	$0.13	$(0.09)	$0.09
Adjusted EBITDA (Non-GAAP)[1]	$5.0	$7.4	$24.8	$12.4	$50.4
Adjusted Earnings Per Share (Non-GAAP)[1]	$0.02	$0.04	$0.19	$0.06	$0.48
Second quarter results included the following highlights (our discussion below focuses on a comparison of second quarter 2024 to first quarter 2024 given the acquisition of Spectrum and the generic competition of Indocin introduced in the third quarter 2023):

~~▪~~Rolvedon net product sales increased to $15.1 million in the second quarter from $14.5 million in the first quarter, driven by continued volume growth, partially offset by lower net pricing.
~~▪~~Indocin net product sales in the second quarter were $6.9 million, decreased from $8.7 million in the first quarter, due to the previously announced generic competition affecting both volume and pricing.
~~•~~Gross margin2 in the second quarter was 71% compared to 65% in the first quarter. Excluding Rolvedon purchase accounting inventory step-up amortization, gross margin decreased to 73% in the second quarter from 78% in the first quarter, primarily due to an increase in inventory write downs in late life-cycle stage products and a change in product mix.
1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
2 Gross margin represents the ratio of net product sales less cost of sales to net product sales.

~~•~~SG&A expense in the second quarter was $18.4 million, slightly decreased from $18.5 million in the first quarter. Second quarter SG&A expense benefited from a $1.9 million gain on the settlement of insurance reimbursement claims, which was offset by higher legal and general operating expenses.
~~•~~Adjusted EBITDA3 was $5.0 million in the second quarter, decreased from $7.4 million in the first quarter, primarily due to the impact of lower net product sales and an increase in inventory write down expense.

Balance Sheet and Cash Flow

~~•~~Assertio generated approximately $7.4 million in cash flow from operations in the second quarter, compared to approximately $7.5 million in the first quarter.
•For the quarter ended June 30, 2024, cash, cash equivalents and short-term investments increased to $88.4 million from $80.7 million at March 31, 2024.
•Debt at June 30, 2024 was $40.0 million, comprised of the Company’s 6.5% convertible notes, with no maturities until September 2027.

2024 Full Year Financial Guidance

Assertio reiterated its 2024 operating guidance as announced on March 11, 2024:

Net Product Sales (GAAP)	$110.0 Million to $125.0 Million
Adjusted EBITDA (Non-GAAP)[3]	$20.0 Million to $30.0 Million

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call to discuss its second quarter 2024 financial results today:

Date:	Wednesday, August 7, 2024
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 4674653

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a commercial pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients. We have built our commercial portfolio through acquisition or licensing of approved products. Our commercial capabilities include marketing through both a sales force and a non-personal promotion model, market access through payor contracting, and trade and distribution. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

3 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net (Loss) Income.

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology including such as “anticipate,” “approximate”, “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales of Rolvedon and the commercial success and market acceptance of Rolvedon and Assertio’s other products; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and non-personal promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products (including indomethacin suppositories compounded by hospitals and other institutions including a 503B compounder which we believe to be violation of certain provisions of the Food, Drug and Cosmetic Act); the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products (which are not patent protected and now face generic competition as a result of the August 2023 approval and launch of generic indomethacin suppositories and January 2024 approval and subsequent launch of a generic indomethacin oral suspension product); risks that any new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer and/or cost more to realize than expected; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any litigation or government investigations, including pending and potential future shareholder litigation relating to the Spectrum Merger and/or the recent approval and launch of generic indomethacin suppositories, antitrust litigation, opioid-related government investigations and opioid-related litigation, the recently unsealed qui tam litigation, as well as Spectrum’s legacy shareholder and other litigation and, and other disputes and litigation, and the costs and expenses associated therewith; Assertio’s financial cost and outcomes of clinical trials, including the extent to which data from the Rolvedon same-day dosing trial may support ongoing commercialization efforts; Assertio’s compliance with legal and regulatory requirements related to the development or promotion of its products; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share, particularly in light of Assertio’s stock trading below or only slight above $1.00 per share recently; and Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

This release also includes estimated full-year non-GAAP adjusted EBITDA information, which the Company believes enables investors to better understand the anticipated performance of the business, but should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. No reconciliation of estimated non-GAAP adjusted EBITDA to estimated net income is provided in this release because some of the information necessary for estimated net income such as income taxes, fair value change in contingent consideration, and stock-based compensation is not yet ascertainable or accessible and the Company is unable to quantify these amounts that would be required to be included in estimated net income without unreasonable efforts.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues:
Product sales, net	$30,695	$31,862	$40,083	$62,557	$81,852
Royalties and milestones	431	586	723	1,017	1,420
Other revenue	—	—	185	—	185
Total revenues	31,126	32,448	40,991	63,574	83,457
Costs and expenses:
Cost of sales	8,889	11,177	4,772	20,066	10,239
Research and development expenses	798	733	503	1,531	503
Selling, general and administrative expenses	18,385	18,524	16,771	36,909	33,675
Change in fair value of contingent consideration	—	—	241	—	9,408
Amortization of intangible assets	6,671	5,631	6,284	12,302	12,568
Restructuring charges	—	720	—	720	—
Total costs and expenses	34,743	36,785	28,571	71,528	66,393
(Loss) income from operations	(3,617)	(4,337)	12,420	(7,954)	17,064
Other income (expense):
Debt-related expenses	—	—	—	—	(9,918)
Interest expense	(758)	(757)	(751)	(1,515)	(1,873)
Interest income	842	712	650	1,554	1,109
Other gain	8	4	11	12	354
Total other income (expense)	92	(41)	(90)	51	(10,328)
Net (loss) income before income taxes	(3,525)	(4,378)	12,330	(7,903)	6,736
Income tax expense	(149)	(132)	(3,860)	(281)	(1,750)
Net (loss) income	$(3,674)	$(4,510)	$8,470	$(8,184)	$4,986

Basic net (loss) income per share	$(0.04)	$(0.05)	$0.15	$(0.09)	$0.09
Diluted net (loss) income per share	$(0.04)	$(0.05)	$0.13	$(0.09)	$0.09
Shares used in computing basic net (loss) income per share	95,240	94,980	56,142	95,110	53,588
Shares used in computing diluted net (loss) income per share	95,240	94,980	70,144	95,110	58,010

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$44,735	$73,441
Short-term investments	43,644	—
Accounts receivable, net	39,913	47,663
Inventories, net	39,080	37,686
Prepaid and other current assets	10,480	12,272
Total current assets	177,852	171,062
Property and equipment, net	664	770
Intangible assets, net	99,030	111,332
Other long-term assets	1,897	3,255
Total assets	$279,443	$286,419
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,271	$13,439
Accrued rebates, returns and discounts	58,424	58,137
Accrued liabilities	15,124	18,213
Contingent consideration, current portion	2,700	2,700
Other current liabilities	665	954
Total current liabilities	92,184	93,443
Long-term debt	38,729	38,514
Other long-term liabilities	16,377	16,459
Total liabilities	147,290	148,416
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 95,333,214 and 94,668,523 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	9	9
Additional paid-in capital	791,871	789,537
Accumulated deficit	(659,727)	(651,543)
Total shareholders’ equity	132,153	138,003
Total liabilities and shareholders' equity	$279,443	$286,419

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net (loss) income	$(8,184)	$4,986
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	12,407	12,964
Amortization of debt issuance costs and Royalty Rights	215	248
Accretion of interest income from short-term investments	(338)	—
Recurring fair value measurements of assets and liabilities	15	9,408
Debt-related expenses	—	9,918
Provisions for inventory and other assets	3,877	1,390
Stock-based compensation	2,615	4,651
Deferred income taxes	—	(1,385)
Changes in assets and liabilities:
Accounts receivable	7,750	3,749
Inventories	(5,271)	(6,511)
Prepaid and other assets	3,150	4,289
Accounts payable and other accrued liabilities	(1,627)	4,906
Accrued rebates, returns and discounts	286	(6,569)
Interest payable	—	(726)
Net cash provided by operating activities	14,895	41,318
Investing Activities
Purchases of property and equipment	—	(528)
Purchase of Sympazan	—	(280)
Purchases of short-term investments	(43,320)	—
Net cash used in investing activities	(43,320)	(808)
Financing Activities
Payments in connection with 2027 Convertible Notes	—	(10,500)
Payment of direct transaction costs related to convertible debt inducement	—	(1,119)
Payment of contingent consideration	—	(15,408)
Payment of Royalty Rights	—	(459)
Proceeds from exercise of stock options	—	157
Payments related to the vesting and settlement of equity awards, net	(281)	(7,947)
Net cash used in financing activities	(281)	(35,276)
Net (decrease) increase in cash and cash equivalents	(28,706)	5,234
Cash and cash equivalents at beginning of year	73,441	64,941
Cash and cash equivalents at end of period	$44,735	$70,175
Supplemental Disclosure of Cash Flow Information
Net cash paid for income taxes	$1,384	$2,295
Cash paid for interest	$1,300	$2,351

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023	Financial Statement Classification
GAAP Net (Loss) Income	$(3,674)	$(4,510)	$8,470	$(8,184)	$4,986
Interest expense	758	757	751	1,515	1,873	Interest expense
Income tax expense	149	132	3,860	281	1,750	Income tax expense
Depreciation expense	40	65	195	105	396	Selling, general and administrative expenses
Amortization of intangible assets	6,671	5,631	6,284	12,302	12,568	Amortization of intangible assets
EBITDA (Non-GAAP)	$3,944	$2,075	$19,560	$6,019	$21,573
Adjustments:
Legacy product reserves	—	—	(185)	—	(185)	Other revenue
Stock-based compensation	1,408	1,207	2,205	2,615	4,651	Selling, general and administrative expenses
Change in fair value of contingent consideration (1)	—	—	241	—	9,408	Change in fair value of contingent consideration
Debt-related expenses (2)	—	—	—	—	9,918	Debt-related expenses
Transaction-related expenses (3)	—	—	3,448	—	5,803	Selling, general and administrative expenses
Restructuring costs(4)	—	720	—	720	—	Restructuring charges
Other (5)	(366)	3,377	(495)	3,010	(790)	Multiple
Adjusted EBITDA (Non-GAAP)	$4,986	$7,379	$24,774	$12,364	$50,378

(1)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(2)Debt-related expenses consist of an induced conversion expense of approximately $8.8 million and direct transaction costs of approximately $1.1 million incurred as a result of the privately negotiated exchange of $30.0 million principal amount of the Company’s 6.5% Convertible Senior Notes due 2027 in the first quarter of 2023.
(3)Represents transaction-related expenses associated with the acquisition of Spectrum, which closed effective July 31, 2023.
(4)Restructuring costs represent non-recurring costs associated with the Company’s announced restructuring plans.
(5)Other for the three and six months ended June 30, 2024 and 2023, and the three months ended March 31, 2024, represents the following adjustments (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023	Financial Statement Classification
Amortization of inventory step-up	$476	$4,089	$155	$4,564	$319	Cost of sales
Interest income	(842)	(712)	(650)	(1,554)	(1,109)	Interest income
Total Other	$(366)	$3,377	$(495)	$3,010	$(790)

RECONCILIATION OF GAAP NET (LOSS) INCOME and NET (LOSS) INCOME PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net (loss) income (GAAP)(2)	$(3,674)	$(0.04)	$(4,510)	$(0.05)	$8,470	$0.13
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—		563
Adjustments:
Amortization of intangible assets	$6,671		$5,631		6,284
Legacy products revenue reserves	—		—		(185)
Stock-based compensation	1,408		1,207		2,205
Change in fair value of contingent consideration	—		—		241
Contingent consideration cash payable (3)	—		—		(5,615)
Transaction-related expenses	—		—		3,448
Restructuring costs	—		720		—
Other	(366)		3,377		(495)
Income tax benefit expense, as adjusted (4)	(1,928)		(2,734)		(1,471)
Adjusted earnings (Non-GAAP)	$2,111	$0.02	$3,691	$0.04	$13,445	$0.19

Diluted shares used in calculation (GAAP)(2)	95,240		94,980		70,144
Add: Dilutive effect of stock-based awards and equivalents(2)	394		271		—
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—		—
Diluted shares used in calculation (Non-GAAP)(2)	95,634		95,251		70,144
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net (loss) income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For both the three months ended June 30, 2024 and March 31, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
For the three months ended June 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were included in the computation of GAAP net income and diluted net income per share, and non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET (LOSS) INCOME and NET (LOSS) INCOME PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended
	June 30, 2024		June 30, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(8,184)	$(0.09)	$4,986	$0.09
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		1,405
Adjustments:
Amortization of intangible assets	12,302		12,568
Legacy products revenue reserves	—		(185)
Stock-based compensation	2,615		4,651
Debt-related expenses, net	—		9,639
Change in fair value of contingent consideration	—		9,408
Contingent consideration cash payable (3)	—		(7,684)
Transaction-related expenses	—		5,803
Restructuring costs	720		—
Other	3,010		(790)
Income tax benefit expense, as adjusted (4)	(4,662)		(5,943)
Adjusted earnings (Non-GAAP)	5,801	$0.06	33,858	$0.48

Diluted shares used in calculation (GAAP)(2)	95,110		58,010
Add: Dilutive effect of stock-based awards and equivalents(2)	307		—
Add: Dilutive effect of 2027 Convertible Notes(2)	—		12,116
Diluted shares used in calculation (Non-GAAP)(2)	95,417		70,126
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net (loss) income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the six months ended June 30, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
For the six months ended June 30, 2023, the Company’s potentially dilutive convertible debt under the if-converted method was not included in the computation of GAAP net income and diluted net income per share, because to do so would be anti-dilutive. However, the Company’s potentially dilutive convertible debt under the if-converted method was included in the computation of non-GAAP adjusted earnings and adjusted earnings per share as its effect was dilutive. The potentially dilutive stock-based awards under the treasury-stock method were included in the computation of GAAP net income and net income per share and non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.